Exhibit 10.3

PATRICK INDUSTRIES, INC.
20__ TIME-BASED RESTRICTED SHARE & PERFORMANCE CONTINGENT RESTRICTED SHARE AWARDS
(Executive Officer; Executive Vice President)

Name of Employee (“Employee”): _________________

Patrick Industries, Inc. (the “Company”) grants the undersigned Employee a Time-Based Restricted Share Award and a Performance Contingent Restricted Share Award (collectively this “20__ Award”). A summary of the details of this 20__ Award is listed below. Employee and the Company hereby agree that this 20__ Award, as noted below, is comprised of a Time-Based Restricted Share Award (the “20__ Time-Based Award”) and a Performance Contingent Restricted Share Award (the “20__ Performance Contingent Award”). Employee and the Company hereby agree that the 20__ Award is granted under and governed by the terms and conditions of the 20__ Time-Based Restricted Share and Performance Contingent Restricted Share Award Agreement attached to this 20__ Award as Schedule 1 and incorporated herein (the “Agreement”), and pursuant to the terms and conditions of the Patrick Industries, Inc. Omnibus Incentive Plan (the “Plan”), as the same may be amended from time to time by the Company’s Board of Directors.

I.Time-Based Award

TB Restricted Share(s) Grant Date: ____________

No. of TB Restricted Share(s) Granted: ______ share(s) of Common Stock (“TB Restricted Shares”), without par value of the Company

TB Restricted Share(s) Vesting Schedule: The Restrictions (as defined in Article 2 of the Agreement) relating to the TB Restricted Shares shall lapse on the third anniversary of the TB Restricted Share(s) Grant Date, provided that Employee remains in the continuous employment of the Company or a Subsidiary (as defined in the Agreement) at all times through the vesting date. For the avoidance of doubt, subject to the terms of the Agreement, the TB Restricted Shares shall be zero percent (0%) vested prior to the third anniversary of the TB Restricted Share(s) Grant Date.

II.Performance Contingent Award

PC Restricted Share(s) Grant Date: _______________

PC Restricted Share(s) Granted at 100% Achievement: _____PC Restricted Share(s)

PC Restricted Share(s) Vesting Schedule: The Restrictions (as defined in Article 2 of the Agreement) relating to the PC Restricted Share(s) shall lapse upon the determination of the Company’s financial results for the period ended December 31, 20__ (the “PC Period Ending Date”), provided that (1) Employee remains in the continuous employment of the Company or a Subsidiary at all times from the PC Restricted Share(s) Grant Date through and including the PC Period Ending Date and (2) the actual number of PC Restricted Shares that shall vest will range from 0% for EBITDA Performance Below Threshold as established in the 20__ Long-Term Incentive – Executive Compensation Statement, (the “20__ LTI Statement”) to 200% of the Performance Shares for EBITDA Performance at Maximum, as established in the 20__ LTI Statement, with the actual amount to be determined based on the Company’s achievement of the EBITDA Performance for the period January 1, 20__ to December 31, 20__ (the “PC Period”) established in the 20__ LTI Statement and further interpolated based on actual performance of the Company to its plan. The PC Restricted Shares granted on the PC Restricted Share(s) Grant Date have been granted at 100% EBITDA Performance (the “100% Target”). In the event the EBITDA Performance for the PC Period is greater than or less than the 100% Target as established in the 20__ LTI Statement, the actual number of PC Restricted Shares to vest will be adjusted up or down accordingly, in the sole discretion of the Company, and any PC Restricted Shares not vested will be immediately cancelled by the Company and deemed forfeited by the Employee. For these purposes, EBITDA Performance shall be based on the Company’s cumulative earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the Company’s credit agreement over the PC Period.

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IN WITNESS WHEREOF, the Company and Employee have executed this 20__ Award and, by their respective signatures, each agrees to be bound by all of the terms and conditions set forth in the Plan and in the Agreement.

Patrick Industries, Inc.
By: __________________________

Employee: Acceptance via online electronic signature

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PATRICK INDUSTRIES, INC.
20__ TIME-BASED RESTRICTED SHARE & PERFORMANCE CONTINGENT RESTRICTED SHARE AWARD AGREEMENT
(Executive Officer; Executive Vice President)
    In consideration of the premises, mutual covenants and agreements herein, Patrick Industries, Inc. (the “Company”) and the recipient of the 20__ Time-Based Restricted Share & Performance Contingent Restricted Share Award (the “Employee”) hereby agree as follows:

ARTICLE 1
AWARD

    Section 1.1 Award of Restricted Shares. Subject to all of the terms and conditions set forth in this 20__ Time-Based Restricted Share Award & Performance Contingent Restricted Share Award Agreement (this “Agreement”), the Company hereby grants to Employee pursuant to the Employee’s 20__ Time-Based Restricted Share & Performance Contingent Restricted Share Award (the “Award”) (i) the TB Restricted Shares and (ii) the PC Restricted Shares. The TB Restricted Shares and the PC Restricted Shares are hereinafter referred to collectively as the “Restricted Shares.”

    Section 1.2 Conditions to Award of Restricted Shares. The award of all Restricted Shares to Employee is conditioned upon Employee, concurrently with the execution of this Agreement, delivering to the Company: (1) if requested by the Company, a duly signed stock power, endorsed in blank, relating to the Restricted Shares as required under Section 2.7 hereof, (2) a duly signed and timely filed Section 83(b) Election, but only if the Employee, in his or her sole discretion, intends to make such election, and (2) such other documents or agreements as the Company may request.

    Section 1.3 Voting and Other Rights. Upon Employee’s timely compliance with each of the conditions set forth in Section 1.2 hereof, Employee shall have all of the rights and status as a shareholder of the Company in respect of all of the Restricted Shares, including the right to vote such shares, including, for the avoidance of doubt, the time period prior to vesting. In the event any cash or non-cash dividends or other distributions, whether in property, or stock of another company (collectively “Distributions”), are paid on any Restricted Shares, such Distributions payable to the Employee shall be retained in escrow by the Company and not delivered to the Employee unless and until such time as the Restrictions on the Restricted Shares with respect to which such Distributions have been paid shall have lapsed and such shares shall have become Vested Shares (as defined in Section 2.2 hereof). All Distributions on Vested Shares previously held in escrow, will be remitted to the Employee as promptly as possible following the lapse of the Restrictions. Distributions with respect to all of the Restricted Shares shall be retained by the Company (i.e., forfeited by the Employee) in the event the Restricted Shares on which such Distributions were paid are forfeited to the Company under Section 2.1(b) hereof.

    Section 1.4 Subject to Plan. This Agreement is subject to all of the terms and conditions of that certain Patrick Industries, Inc. Omnibus Incentive Plan (the “Plan”), as the same may be further amended from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Any capitalized terms appearing but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

ARTICLE 2
RESTRICTIONS

    Section 2.1 Restrictions. The Restricted Shares are being awarded to Employee subject to the following transfer and forfeiture restrictions (collectively, the “Restrictions”).

(a) Transfer. Prior to the date that the Restricted Shares become Vested Shares, Employee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer all or any part of the Restricted Shares without the written consent of the Company, which consent may be withheld by the Company in its sole discretion.

(b) Forfeiture. Subject to Section 2.3 hereof, upon termination of Employee’s employment with the Company or any Subsidiary, all Restricted Shares which are not Vested Shares at the effective time of such termination, shall immediately thereafter be canceled by the Company, and shall be deemed to have been forfeited by Employee to the Company, unless in the case of TB Restricted Shares only, such designation is made otherwise by the Compensation Committee or the Chief Executive Officer of the Company, at their sole discretion. Upon any forfeiture of Restricted Shares under this Section 2.1, the Company will not be obligated to pay Employee any consideration whatsoever for the forfeited Restricted Shares, except to the extent required under any applicable law.

    Section 2.2 Lapse of Restrictions. Subject to the other terms of the Award and this Agreement, the Restrictions shall lapse with respect to the Restricted Shares awarded hereunder only at the time or times and as to that number of Restricted Shares determined in accordance with the relevant Vesting Schedules set forth in the Award. To the extent the Restrictions shall have lapsed with respect to Restricted Shares subject to this Award, those shares (the “Vested Shares”) will thereafter be free of the terms and conditions of this Agreement.

    Section 2.3 Acceleration of Vesting.

(a) Time-Based Shares. Notwithstanding the vesting schedule set forth in the Award, the Restrictions shall lapse with respect to any TB Restricted Shares that have not otherwise vested as of the termination of the Employee’s employment with the Company or any Subsidiary without Cause or if such termination is by reason of Employee’s death or Disability (as those terms are defined below), and such Restricted Shares shall not be subject to forfeiture under Section 2.1(b).

(b) Performance Contingent Shares. Notwithstanding the vesting requirements set out in the Award relating to the PC Restricted Shares, if the Employee’s employment with the Company or any Subsidiary is terminated prior to the PC Period Ending Date (as defined in the Award) without Cause or by reason of Employee’s death or Disability (as those terms are defined below), Employee will be deemed to have satisfied the requirement that Employee remain in the continuous employment of the Company or a subsidiary through the PC Period Ending Date, but such PC Restricted Shares shall continue to be subject to the performance criteria set out in the Award. In the event of a termination of employment described in the preceding sentence, the actual number of PC Restricted Shares that shall vest shall be determined based solely on the level of the Company’s achievement of the specified EBITDA Performance for the PC Period ending with the PC Period Ending Date, all of which as provided in the Award.

    Section 2.4 Termination of Vesting. In the event the Employee’s employment with the Company (or any other employment, consulting, advisory or service relationship or arrangement with the Company or any Subsidiary (as defined below)) is terminated for any reason, after taking into account the provisions of Section 2.3 hereof, no further vesting (pro rata or otherwise) of any Restricted Shares shall occur after the occurrence of such event.

    Section 2.5 Withholding Taxes.

(a) The Award of the Restricted Shares to the Employee, and the lapse of Restrictions on the Restricted Shares, shall be conditioned on any applicable federal, state or local withholding taxes having been paid by Employee at the appropriate time, as determined by the Company.

(b) Employee shall have the right to satisfy all of his or her obligations under Section 2.5(a) by having the Company withhold from the Restricted Shares with respect to which the Restrictions shall have lapsed, that number of Restricted Shares having an aggregate Fair Market Value, determined as of the date of the taxable event with respect to such Restricted Shares, equal to the federal, state or local taxes required to be withheld by the Company with respect to such taxable event; provided however, that the Fair Market Value of any Restricted Shares withheld under this Section 2.5(b) may not exceed the statutory minimum withholding amount applicable to the Employee which is required by law.

    Section 2.6 Issuance of Restricted Shares; Restrictive Legend. The Company shall issue Restricted Shares, net of shares withheld to satisfy the Employee’s obligations under Section 2.5(a), in uncertificated form. Stock certificates will only be issued by the Company upon request of the Employee and subject to Employee’s fulfillment of the conditions set forth in Section 1.2 hereof. All certificates shall be registered in Employee’s name and inscribed with a legend evidencing the Restrictions, and additional legends required for compliance with all applicable federal or state securities laws.

    Section 2.7 Custody. All Restricted Shares (other than Vested Shares) shall be deposited, in proper form for transfer, with the Company or the Company’s transfer agent. If requested, the Company shall provide Employee with a copy of any certificate representing the Restricted Shares, or such other evidence thereof as may be determined by the Company, which shall contain the legends described in Section 2.6. The Company is hereby authorized to cause the transfer into its name of the Restricted Shares (and any non-cash distributions or other property described in Section 1.3 hereof) which are forfeited to the Company pursuant to Section 2.1(b) hereof. At Employee’s request only, physical certificates representing Vested Shares shall, subject to any applicable securities law restrictions, be delivered by the Company to Employee or Employee’s personal representative. Physical certificates, if requested by the Employee, representing the Vested Shares shall be issued without the legend evidencing the Restrictions, but may contain additional legends required for compliance with all applicable federal or state securities laws.

ARTICLE 3
CHANGE IN CONTROL; ADJUSTMENTS

    Section 3.1 Consequences of a Change in Control. In the event of a Change in Control of the Company, any TB Restricted Shares then held by Employee shall become Vested Shares, notwithstanding the Vesting Schedule prescribed under Section 2.2 hereof, as of the effective date of such Change in Control event; and any PC Restricted Shares shall become Vested Shares as of the effective date of such Change in Control event and based upon the assumption that the Company would have achieved the EBITDA Performance target for the PC Period.

    Section 3.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or an employee benefit plan sponsored by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%), or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at elections of directors (excluding an acquisition of such securities directly from the Company),

(b) during any period of two (2) consecutive years individuals who at the beginning of the two (2)-year period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors (individuals with such two (2) years of service being the “Continuing Directors”),

(c) there shall be consummated (A) any consolidation, merger or reorganization of the Company in which the capital stock of the Company is not converted into or exchanged for cash, securities or other property, other than a consolidation, merger, or reorganization of the Company in which the holders of capital stock of all classes of the Company (including Common Stock) immediately prior to the transaction have, directly or indirectly, an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than any such transaction with entities in which the holders of the Company’s then outstanding capital stock of all classes, directly or indirectly, have an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of such entities immediately after the transaction,

(d) a change occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, promulgated under the Exchange Act or any successor disclosure item, or

(e) the holders of the Company’s then outstanding capital stock of all classes approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that any occurrence described in (a) through (d) approved by the affirmative vote of a majority of the Continuing Directors, shall not constitute a Change in Control to the extent so provided by the affirmative vote of a majority of those Continuing Directors.

    Section 3.3 Binding Nature of Adjustments. Adjustments under Section 2.3 of the Plan will be made by the Compensation Committee or at the discretion of the Chief Executive Officer of the Company, whose determination as to what adjustments, if any, will be made, will be final, binding and conclusive. No fractional Restricted Shares will be issued pursuant to the Award on account of any such adjustments. Subject to Section 1.3, the terms “Restricted Shares” and “Vested Shares” shall include any shares, securities, or other property that Employee receives or becomes entitled to receive as a result of Employee’s ownership of the original Restricted Shares, and any such shares, securities or other property shall be subject to the same Restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such shares, securities or other property are issued.

ARTICLE 4
DEFINITIONS

    Section 4.1 Definitions. For purposes of this Award, the following terms shall have the following meanings:

    “Cause” shall have the meaning set out in any separate employment agreement between the Employee and the Company and, in the absence of an employment agreement, “Cause” shall mean Employee’s: (a) commission of an act of dishonesty, fraud, theft, or embezzlement; (b) sabotage or intentional failure to act on the direction of an officer of the Company or the Board of Directors of the Company or of any affiliate; (c) engagement, directly or indirectly, in a business or occupation (as a proprietor, partner, officer, shareholder, or employee, or otherwise) in competition with the Company or any of its affiliates; (d) indictment or conviction for a felony violation of a criminal law, other than motor vehicle offenses; (e) the use or possession of illegal drugs; or (f) failure to achieve and/or perform, to the Company’s satisfaction, Employee’s duties and responsibilities on behalf of the Company (other than due to Disability).

“Disability” shall have the meaning ascribed to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision.

    “Subsidiary” or “Subsidiaries” shall mean any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentages may be approved by the Compensation Committee, are owned, directly or indirectly, by the Company.

ARTICLE 5
MISCELLANEOUS

    Section 5.1 Administration. This Award shall be administered by the Compensation Committee or its delegate as provided in Section 3 of the Plan.

    Section 5.2 No Guarantee of Employment or Service; Compensation. Nothing in this Agreement shall be construed as an employment, consulting or similar contract for services between the Company or any Subsidiary and the Employee. Any benefit derived under this Agreement shall not be considered compensation for purposes of calculating any severance, resignation, bonus, pension, retirement or similar payments or benefits.

    Section 5.3 The Company’s Rights. The existence of the Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other act or proceeding, whether of a similar character or otherwise.

    Section 5.4 Employee. Whenever the word “Employee” is used in any provision of this Agreement, under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution, the word “Employee” shall be deemed to include such person.

    Section 5.5 Entire Agreement; Modification. This Agreement, inclusive of the Award, contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

    Section 5.6 Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

    Section 5.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana (regardless of the law that might otherwise govern under applicable Indiana principles of conflict of laws).

    Section 5.8. Mitigation of Excise Tax. If any payment or right accruing to the Employee under the Plan and this Agreement, either alone or together with other payments or rights accruing to the Employee from the Company or a Subsidiary would constitute a “parachute payment,” as defined in Code Section 280G and regulations thereunder, such payment or right will be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan or any agreement being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under this Plan or this Agreement is to apply will be made by the Compensation Committee in good faith after consultation with the Employee, and such determination will be conclusive and binding on the Employee. The Employee will cooperate in good faith with the Compensation Committee in making such determination and providing the necessary information for this purpose.

    Section 5.9. Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, if it is determined that the Award granted hereunder is not exempt from the requirements of Section 409A of the Code, to the extent applicable, the Plan and the Agreement shall be interpreted in accordance with Section 409A of the Code.